Exhibit 10.5

August 2, 2010

Mr. Bryan Adel

1700 Primrose Lane

Glenview, Illinois 60026

Dear Bryan,

On behalf of DineEquity Inc., I am very pleased to confirm our offer of employment as Senior Vice President, General Counsel.  As you know, your role is critical not only in leading the efforts of our Legal organization but to provide leadership to the overall operation of DineEquity, Inc. Below are the specifics of our offer:

•                  Job Title:  Senor Vice President, General Counsel & Secretary, DineEquity, Inc.

•                  Hire Date: Your official start date will be August 13, 2010

•                  Salary: Your annual base salary will be $360,000

•                  Bonus: You will participate in the Company’s Executive Incentive Plan with a target bonus of 60% of your base salary.  You are eligible for a pro-rated bonus in 2010 and a full-year bonus starting in the 2011 plan year.  A formal incentive plan document will be provided to you upon joining the Company.

•                  Hire Equity Grant: You will receive the following equity grants upon hire:

•                  Restricted Share Grant: You will receive a restricted stock grant of 9,000 which have a 3-year cliff vest from the date of grant.

•                  Stock Option Grant: You will receive a stock option grant of 40,000 shares. The stock options will have a 3-year ratable vesting provision.  The grant/strike price of these stock options will be based on your date of hire.

•                  2011 Equity Grant: You will be eligible to participate in the 2011 equity award program based upon contribution and performance and will not be pro-rated based upon your hire date.

•                  Annual Equity Grant: You will be eligible for annual restricted stock grants or stock options based on your individual performance.  The actual number and form of these future share grants will be determined by the Board of Directors.

•                  Sign-on Bonus: You will receive a sign-on bonus of $135,000, less applicable taxes.  Should your employment terminate voluntarily as defined in the CIC-Severance policy prior to two years from your start date you will be responsible for the full repayment of the gross amount of the sign-on bonus.

•                  Benefits: You will participate in the Company’s vacation, health, dental, life, 401-K plan, and other benefits, as well as the Deferred Compensation and enhanced term life and LTD programs provided to executives.  Information on our basic benefits plans is attached, however please note there is a one-year waiting period for 401-K eligibility. These benefits are subject to the terms, conditions, and limitations contained in the applicable plan documents and policies.

•                  Vacation:  You will begin to accrue vacation immediately upon hire at a rate of 3 weeks per year.

•                  Car Allowance: You will receive a car allowance of $850 per month plus reimbursement of all automobile expenses such as gasoline, maintenance, insurance, and vehicle registration.

•                  Annual Physical: DineEquity will cover all costs for one (1) complete physical exam each year.

•                  Executive Severance and Change in Control :   You will be eligible to participate in DineEquity’s Executive Severance and Change in Control plan.  As discussed, you will be eligible for severance benefits per the terms and conditions of the Executive Severance and Change In Control Policy in the amount of twelve months of base salary plus prorated bonus under the Executive Incentive Plan. Such severance amount will be the minimum in the event of a subsequent change in such policy.  A copy of the policy will be provided to you upon hire.

•                  Relocation:  DineEquity will cover the costs associated with the sale of your current residence, the purchase of a new home, and the transportation/relocation of household goods.  The items covered are outlined in the attached policy.  The Company will provide up to four months of temporary living as an exception to current policy. If at the end of four months an extension of temporary living is necessary due to reasons beyond your control a reasonable extension will be determined and implemented. The relocation benefits paid to you will be repaid in full in the event you voluntarily terminate your employment with DineEquity  (as defined in the CIC/Severance policy)  within two years of your date of hire.

Upon receipt of the signed offer letter, we will send to you a new hire packet with additional materials for your review.  Please refer to the New Hire Paperwork instructions for those documents that you will need to complete and bring with you on your first day of employment. Please note that you will need to provide documents within three business days of your first day of employment that establish your identity and eligibility for employment in the United States. The list of acceptable documents is provided on the back of the Employment Eligibility Verification document (I-9 form).

As noted in the application form, employment with DineEquity is at the mutual consent of both the employee and the Company.  Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, both the employee and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. This “at-will” employment relationship can only be changed in writing signed by an authorized officer of the Company. In addition, this offer of employment is contingent upon successful verification of all information contained in our background investigation and report including your legal eligibility to work in the United States.

We agree that you will devote your best efforts to the performance of your job; you will not engage in any activity that might be competitive with the Company or pose a conflict of interest with the business without first discussing it with the undersigned or an authorized Human Resources representative of the Company; and you will not misuse, or improperly disclose, any confidential or other propriety information of the Company.  You will be expected to comply with the Company’s personnel policies, set forth in its Employee Handbook.  These policies and procedures, and DineEquity’s employee benefits, may be changed from time to time.  You will receive written notification of these changes.  Additionally, this offer and your employment are contingent upon the successful completion of a background and reference check to the satisfaction of DineEquity.

In the meantime, we request that you acknowledge receipt of this offer by signing the original copy of this correspondence and returning it to me for our files.  An additional copy is enclosed for your records.

If you have any questions regarding the details of your employment, please feel free to contact me.  I am excited to have the opportunity to welcome someone of your caliber to the organization.  We look forward to a great working partnership!

Sincerely,

/s/ Julia Stewart

Julia Stewart
Chairman & Chief Executive Officer
DineEquity, Inc.

cc: John Jakubek, Senior Vice President, Human Resources, DineEquity, Inc.

This will acknowledge my acceptance of the terms of employment set forth in this offer f employment and voluntarily agree to them:

By:	/s/ Bryan Adel	Date:	August 4, 2010